Exhibit 10.1

FIRST AMENDMENT TO LEASE

THIS FIRST AMENDMENT TO LEASE (this “Amendment”) is made as of April 8, 2020 (the “Effective Date”), by and between MENLO PREPI I, LLC, a Delaware limited liability company and TPI INVESTORS 9, LLC, a California limited liability company (collectively, “Lessor”) and PERSONALIS, INC., a Delaware corporation (“Lessee”).

RECITALS

A.Lessor (as successor in interest to MENLO PREHC I, LLC, a Delaware limited liability company, MENLO PREPI I, LLC, a Delaware limited liability company and TPI INVESTORS 9, LLC, a California limited liability company) and Lessee entered into that certain Lease, dated as of February 2, 2015 (the “Lease”), pertaining to the premises consisting of (i) approximately Twenty-Five Thousand Three Hundred Sixty-Six (25,366) rentable square feet located at 1330 O’Brien, Menlo Park, California, as shown on the floor plan attached to the Lease as Exhibit C-1 (the “Building 5 Premises”) and (ii) approximately Five Thousand Nine Hundred Fourteen (5,914) rentable square feet located at 1360 O’Brien, Menlo Park, California, as shown on the floor plan attached to the Lease as Exhibit C-2 (the “Building 6 Premises” and collectively with the Building 5 Premises referred to herein as the “Premises”).

B.Lessor and Lessee now wish to enter into this Amendment to provide for the extension of the Term and as otherwise set forth in this Amendment.  Unless otherwise defined herein, all capitalized terms in this Amendment shall have the same meaning ascribed to them in the Lease.

TERMS AND CONDITIONS

In consideration of the mutual covenants herein contained, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Lessor and Lessee agree as follows:

1.Extension of the Term.  The Term (as defined in Section 2(a) of the Lease) is hereby extended (the “Extended Term”) from December 1, 2020 (the “Extended Term Commencement Date”) and shall expire, unless sooner terminated in accordance with the provisions of the Lease, as amended, or as permitted by law, on November 30, 2027 (the “Extended Term Expiration Date”).

2.Monthly Rent for the Premises during the Extension Term.

(a)Commencing on the Extended Term Commencement Date and continuing on the first day of each calendar month thereafter until the end of the Extended Term, Lessee shall pay to Lessor in monthly installments in advance the Monthly Base Rent for the Premises in lawful money of the United States as follows:

Months	Square Feet	$/SF/Mo./NNN	Monthly Base Rent
1-12	31,280	$5.10	$159,528.00
13-24	31,280	$5.27	$164,712.66
25-36	31,280	$5.44	$170,065.82
37-48	31,280	$5.61	$175,592.96
49-60	31,280	$5.80	$181,299.73
61-72	31,280	$5.98	$187,191.97
73-84	31,280	$6.18	$193,275.71

On the Effective Date, Lessee shall pay to Lessor, cash in the amount of (1) One Hundred Fifty-Nine Thousand Five Hundred Twenty-Eight and 00/100 U.S. Dollars ($159,528.00) representing the installment of Monthly Base Rent for the first full month in which Monthly Base Rent is due following the Extended Term Commencement Date; and (2) Sixty-Five Thousand Five Hundred Thirty-One and 00/100 Dollars ($65,531.00), which amount shall be applied to the Additional Rent for the first calendar month of the Extended Term.

3.Lessee’s Pro Rata Share of Operating Expenses for the Premises.  In addition to the Monthly Base Rent payable by Lessee pursuant to Section 3 above, during the Extended Term, Lessee shall pay to Lessor, as Additional Rent, (a) Lessee’s pro rata share of the Operating Expenses and Taxes (i) for 1330 O’Brien Drive (Building #5), which pro rata share is 100%; (ii) for 1360 O’Brien Drive (Building #6), which pro rata share shall be 28.68%; and (b) Lessee’s pro rata share of the Park Expenses, which pro rata share shall be (i) 3.56%.

4.Security Deposit.  Lessor is currently holding a Security Deposit in the amount of Two Hundred Forty-Four Thousand Nine Hundred Twenty-Two and 40/100 Dollars ($244,922.40) under the Lease. Upon execution of this Amendment, Lessee shall deliver to Lessor cash in the amount of Two Hundred Seven One Hundred Sixty and 04/100 Dollars ($207,160.04), such that the total Security Deposit shall be Four Hundred Fifty Two Thousand Eighty Two and 44/100 Dollars ($452,082.44). The entire sum shall be held as the Security Deposit pursuant to Paragraph 7 of the Lease, through the date Lessee has satisfied all of its obligations under the Lease.

5.Option to Extend.  Lessee shall have one (1) option to extend the Extended Term  with respect to the Premises  for a period of three (3) years immediately following the Extended Term Expiration Date pursuant to the terms and conditions set forth in Section 3 of the Lease.

6.Tenant Improvement Allowance. Lessee shall be entitled to a one-time tenant improvement allowance in the amount of Two Hundred Thirty-Four Thousand Six Hundred and 00/100 Dollars ($234,600.00) for costs related to the design and construction of tenant improvements in the Premises (the “Tenant Improvement Allowance”) and Lessee shall specify the building address associated with use of the Tenant Improvement Allowance. The Tenant Improvement Allowance must be disbursed in accordance with the terms of this Section 11 no later than the last day of the eighteenth (18th) month following the Extended Term Commencement Date.  The construction of all tenant improvements desired by Lessee and constructed with the use of the Tenant Improvement Allowance (“New Tenant Improvements”) shall be performed in accordance with the terms of this Section 11.  Lessor shall work with Lessor’s architect and Lessee to develop plans and specifications (“Preliminary Plans”) for the New Tenant Improvements.  Within ten (10) days of Lessee’s receipt of the Preliminary Plans for any New Tenant Improvements, Lessee shall provide Lessor with either its consent to the same or reasonably detailed objections thereto.  If Lessee provides such objections, Lessor shall revise and re-submit the Preliminary Plans for the New Tenant Improvements and thereafter Lessee shall have five (5) days to consent or provide reasonably detailed objections to the same, and the process shall repeat until Lessee has consented to the Preliminary Plans for the New Tenant Improvements (“Final Plans”).  If Lessee shall fail to respond within such five (5) day period, Lessor may send a second written request for approval.  Lessee’s failure to respond within five (5) days of such second written request shall be deemed its approval of such Preliminary Plans.  Lessor, at Lessee’s sole expense (subject to the Tenant Improvement Allowance), shall cause to be constructed New Tenant Improvements in accordance with the Final Plans.  Lessee shall be liable for all fees and costs of the design and construction of any tenant improvements in excess of the Tenant Improvement Allowance (such difference referred to herein as the “Tenant Improvement Shortfall”).  Notwithstanding the foregoing, the parties agree that Lessor’s disbursements of the Tenant Improvement Allowance shall be made pari passu with Lessee’s contribution of its own funds towards the costs of constructing the tenant improvements as such costs become due (i.e. in proportion of Tenant Improvement Shortfall payable by Lessee to the Tenant Improvement Allowance).  Lessor shall disburse the Tenant Improvement Allowance directly to the applicable design professional, contractor, materialman or other laborer (“Contractor”) in connection with the construction of such tenant improvements upon receipt of paid invoices for work completed, conditional/unconditional lien releases, and other documentation reasonably required by Lessor.  For the avoidance of doubt, Lessee may submit to Lessor reimbursement requests from the Tenant Improvement Allowance for work completed prior to the date of this Amendment, provided that (i) such work was completed by a Contractor approved by Lessor, and (ii) Lessee delivers to Lessor receipt of paid invoices for work completed, conditional/unconditional lien releases, and other documentation reasonably required by Lessor.  Lessee shall not be entitled to receive any cash payment or credit against Rent or otherwise for any portion of the Tenant Improvement Allowance which is not used to pay for the construction of the tenant improvements contemplated hereunder.

7.Termination Right.  If Lessee (or a Permitted Assignee of Lessee) and Lessor (or Menlo Park Portfolio II, LLC, hereinafter referred to as “MPP”) fully execute and deliver a lease (or leases) for space consisting of no less than a total amount of ninety thousand (90,000) rentable square feet of space in a building or buildings identified on Schedule 1 attached hereto (the "Expansion Lease"), upon further terms mutually acceptable to each party in each party's sole and absolute discretion, then Lessee has a one-time right to elect to terminate the Lease by delivering written notice to Lessor (the "Termination Notice") concurrently with or prior to Lessee's delivery of the executed Expansion Lease to Lessor (or MPP, but Lessee’s notice shall be conditioned upon Lessor’s or MPP’s execution and delivery of the Expansion Lease to Lessee), which termination shall be effective as of the commencement date of the Expansion Lease (the "Termination Date"), and shall be without the payment of any termination penalty or fee by Lessee.  Provided that Lessee timely elects to terminate the Lease in accordance with this Section 7, the Lease shall automatically terminate and be of no further force or effect, and Lessor and Lessee shall be relieved of their respective obligations under the Lease, as of the Termination Date, except with respect to those obligations set forth in the Lease that specifically survive the expiration or earlier termination of the Lease, including, without limitation, Lessee’s obligation to pay Rent and all amounts owed by Lessee under the Lease, and to perform all other lease obligations for the period up to the Termination Date.  Lessee’s right to terminate shall be conditioned upon Lessee not being in default, after expiration of applicable notice and cure periods, under the Lease on the date Lessee provides the Termination Notice or the Termination Date.  If Lessee does not exercise its termination right concurrently with or prior to Lessee’s delivery of the executed Expansion Lease to Lessor (or MPP), then Lessee’s termination right shall expire automatically and shall have no further force or effect without necessity of notice or other action by Lessor.  Lessee acknowledges and agrees that this provision does not provide Lessee with any right or preferential right to lease space in any building identified on Schedule 1, including without limitation, any rights of first refusal, rights of first offer or other rights to lease such space.  Additionally, Lessor does not guarantee any availability of space in any building identified on Schedule 1 and Lessor retains the right to renovate, demolish or otherwise modify any existing buildings identified on Schedule 1 prior to execution of the Expansion Lease.

8.Public Company Provisions.  Lessee has advised Lessor that Lessee is a public company whose shares are listed and traded on the NASDAQ exchange.  Accordingly, for so long as Lessee’s shares remain listed and traded on a nationally recognized public stock exchange in the United States of America, (i) notwithstanding anything in Section 17(g) of the Lease to the contrary, no sale, transfer or exchange of Lessee’s shares through a nationally recognized public stock exchange in the United States of America shall be subject to the provisions of Section 17 of the Lease, including, without limitation, the conditions set forth in Section 17(f) of the Lease, and (ii) notwithstanding anything in Section 37(l) of the Lease to the contrary, Lessor acknowledges that Lessee may be obligated to regularly provide financial information concerning Lessee and/or its affiliates to the shareholders of Lessee and/or its affiliates, to the Federal Securities and Exchange Commission and other regulatory agencies, and to auditors and underwriters, which information may include summaries of financial information concerning leases, rents, costs, and results of operations of its business, including any financial obligations set forth in the Lease and copies of material contracts, such as the Lease and this Amendment.  Lessee shall only provide such information to the extent Lessee is required to do so by the Federal Securities and Exchange Commission.

9.Civil Code Section 1938 Disclosure.  For purposes of Section 1938(a) of the California Civil Code, Lessor hereby discloses to Lessee, and Lessee hereby acknowledges, that neither the Building nor the Premises has undergone inspection by a Certified Access Specialist (“CASp”) (defined by California Civil Code Section 55.52).  Pursuant to California Civil Code Section 1938, Lessee is hereby notified that a CASp can inspect the Premises and determine whether the Premises complies with all of the applicable construction-related accessibility standards under state law.  Although state law does not require a CASp inspection of the Premises, Lessor may not prohibit Lessee from obtaining a CASp inspection of the Premises for the occupancy of the Lessee, if requested by Lessee.  Lessor and Lessee shall mutually agree on the arrangements for the time and manner of any CASp inspection, the payment of the fee for the CASp inspection and the cost of making any repairs necessary to correct violations of construction-related accessibility standards within the Premises.  If Lessee requests to perform a CASp inspection of the Premises, Lessee shall, at its cost, retain a CASp approved by Lessor (provided that Lessor may designate the CASp, at Lessor’s option) to perform the inspection of the Premises at a time agreed upon by the parties.  Lessee shall provide Lessor with a copy of any report or certificate issued by the CASp (the "CASp Report").  Lessor and Lessee agree that any modifications necessary to correct violations of construction related accessibility standards identified in the CASp Report shall be the responsibility of the party requesting same.  Lessee agrees to keep the information in the CASp Report confidential except as necessary for the Lessee to complete such modifications.

10.Brokers.  Lessee’s broker is Cornish & Carey Commercial d/b/a Newmark Knight Frank (“Lessee’s Broker”) and Lessor’s brokers are Kidder Mathews and Cornish & Carey Commercial d/b/a Newmark Knight Frank (“Lessors’ Broker” and collectively with Lessee’s Broker, the “Brokers”).  Lessor shall pay a leasing commission to the Brokers pursuant to a separate agreement.  Each party represents and warrants to the other party that it has not had any dealings with any real estate broker, finder, or other person with respect to this Lease other than Brokers and each party shall hold harmless the other party from all damages, expenses, and liabilities resulting from any claims that may be asserted against the other party by any broker, finder, or other person with whom the other party has or purportedly has dealt, other than the above named brokers.

11.Right of First Offer. The Right of First Offer in Section 36 of the Lease is hereby deleted and removed from the Lease in its entirety without any further force or effect.

12.Continuing Effect; Conflicts.  All of the terms and conditions of the Lease shall remain in full force and effect, as the Lease is amended by this Amendment.  If any provision of this Amendment conflicts with the Lease, the provisions of this Amendment shall control.

13.Notices.  All notices required under this Agreement and other information concerning this Agreement (“Communications”) shall be personally delivered or sent by first class mail, postage prepaid, by overnight courier.  In addition, the Lessor may, in its sole discretion,  send such Communications to the Lessee electronically, or permit the Lessee to send such Communications to the Lessor electronically, in the manner described in this Section.  Such Communications sent by personal delivery, mail or overnight courier will be sent to the addresses listed below, or to such other addresses as the Lessor and the Lessee may specify from time to time in writing.  Communications shall be effective (i) if mailed, upon the earlier of receipt or five (5) days after deposit in the U.S. mail, first class, postage prepaid, or (ii) if hand-delivered, by courier or otherwise (including telegram, lettergram or mailgram), when delivered.

Such Communications may be sent electronically by the Lessor to the Lessee (i) by transmitting the Communication to the electronic address provided by the Lessee or to such other electronic address as the Lessee may specify from time to time in writing, or (ii) by posting the Communication on a website and sending the Lessee a notice to the Lessee’s postal address or electronic address telling the Lessee that the Communication has been posted, its location, and providing instructions on how to view it.  Communications sent electronically to the Lessee will be effective when the Communication, or a notice advising of its posting to a website, is sent to the Lessee’s electronic address.

Lessee acknowledged and accepts this SectionLessee’s Initials:

14.Warranty of Authority.  Each party represents and warrants to the other that the person signing this Amendment is duly and validly authorized to do so on behalf of the entity it purports to so bind, and if such party is a limited liability company or a corporation, that such limited liability company or corporation has full right and authority to enter into this Amendment and to perform all of its obligations hereunder.

15.Amendments.  The Lease, as amended hereby, may only be amended by a writing signed by the parties hereto, or by an electronic record that has been electronically signed by the parties hereto and has been rendered tamper-evident as part of the signing process.  The exchange of email or other electronic communications discussing an amendment to this Lease, even if such communications are signed, does not constitute a signed electronic record agreeing to such an amendment.

Lessee acknowledges and accepts this Section.           Lessee’s Initials:

16.Counterparts; Electronic Signatures.  The Lease, as amended hereby, may be executed in counterparts, including both counterparts that are executed on paper and counterparts that are in the form of electronic records and are executed electronically.  An electronic signature means any electronic sound, symbol or process attached to or logically associated with a record and executed and adopted by a party with the intent to sign such record, including facsimile or e mail electronic signatures.  All executed counterparts shall constitute one agreement, and each counterpart shall be deemed an original.  The parties hereby acknowledge and agree that electronic records and electronic signatures, as well as facsimile signatures, may be used in connection with the execution of this Lease and electronic signatures, facsimile signatures or signatures transmitted by electronic mail in so-called pdf format shall be legal and binding and shall have the same full force and effect as if a paper original of this Lease had been delivered and signed using a handwritten signature.  Lessor and Lessee (i) agree that an electronic signature, whether digital or encrypted, of a party to this Lease is intended to authenticate this writing and to have the same force and effect as a manual signature, (ii) intend to be bound by the signatures (whether original, faxed or electronic) on any document sent or delivered by facsimile, or electronic mail, or other electronic means, (iii) are aware that the other party will rely on such signatures, and (iv) hereby waive any defenses to the enforcement of the terms of this Lease based on the foregoing forms of signature.  If this Lease has been executed by electronic signature, all parties executing this document are expressly consenting under the Electronic Signatures in Global and National Commerce Act (“E-SIGN”), and Uniform Electronic Transactions Act (“UETA”), that a signature by fax, email or other electronic means shall constitute an Electronic Signature to an Electronic Record under both E-SIGN and UETA with respect to this specific transaction.

Lessee acknowledges and accepts this Section.          Lessee’s Initials:

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IN WITNESS WHEREOF, Lessor and Lessee have duly executed this Amendment as of the date first set forth above.

PERSONALIS, INC. a Delaware corporation

By:	/s/ Carol Tillis

Printed Name:	Carol Tillis
Its:	VP, Finance and Administration

“Lessor”

menlo prepi i, llc, a Delaware limited
liability company

By:	PRINCIPAL REAL ESTATE
INVESTORS, LLC, a Delaware limited
liability company, its authorized signatory

By:	/s/ Jeff Uittenbogaard
Name:	Jeff Uittenbogaard
Title:	Investment Director

By:	/s/ Joel Woehler
Name:	Joel Woehler
Title:	Investment Director – Asset Management

TPI INVESTORS 9, LLC,
a California limited liability company,

By:	/s/ John Tarlton
Name:	John Tarlton
Title:	CEO of Managing Member

Schedule 1

Address
1430-1440 O’Brien Dr

1490 O’Brien Dr.

1530 O’Brien Dr.

1525 O’Brien Dr.

1505 O’Brien Dr.

1505 Adams Dr.

1555 Adams Dr.

1605 Adams Dr.

1350 Adams Ct.

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